[Assured Guaranty Letterhead]

Kroll Bond Rating Agency Affirms Municipal Assurance Corp.’s AA+ Financial Strength Rating with Stable Outlook

New York, New York - July 8, 2016 - Kroll Bond Rating Agency (KBRA) today affirmed its insurance financial strength rating of AA+, with a Stable Outlook, for Municipal Assurance Corp. (MAC), a financial guaranty subsidiary of Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty)(NYSE:AGO).

In the report, KBRA noted the following key strengths supporting MAC’s AA+ rating:

•	Strong claims-paying resources which can withstand KBRA stress losses in a run-off scenario with an adequate balance remaining.

•	Diverse, high quality insured portfolio; no exposure to Puerto Rico.

•	Skilled and disciplined management and staff with deep expertise and market experience.

•	A mature and high-functioning operating platform supported by strong governance and risk management systems.

KBRA noted that late in the second quarter of 2016, MAC received permission from its New York regulator to repay the full amount of both its series of outstanding surplus notes, ultimately resulting in an asset transfer of an aggregate of $400 million plus accrued interest to MAC affiliates Assured Guaranty Municipal Corp. (AGM, AA+/Stable) and Assured Guaranty Corp. (AGC), which together own 100% of the parent holding company of MAC. This transaction was factored into KBRA’s assessment resulting in MAC’s AA+ stable rating, which is the highest rating KBRA has said it is likely to assign in the current environment to a financial guarantor.  The level of stress losses that MAC was actually able to satisfy under the KBRA Monte Carlo simulation model was equivalent to a AAA stress scenario.

“We appreciate the thorough analysis KBRA has provided,” said Dominic Frederico, President and CEO of Assured Guaranty. “Although the interest rate environment has been consistently difficult since MAC was capitalized in July 2013, MAC’s well established and successful business model has since then produced over $227 million of statutory net income in just the two and three-quarter years through March 2016, allowing MAC to easily repay the surplus notes used for MAC’s initial capitalization, while still retaining capital in excess of KBRA’s AAA requirement.”

Any forward-looking statements made in this press release reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from changes in rating agency models or opinions, adverse credit developments in MAC’s insured portfolio and the impact of those developments on rating agency models and opinions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of July 8, 2016. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MAC is a New York insurance company and a subsidiary of Assured Guaranty Ltd., which is a publicly traded (NYSE: AGO) Bermuda-based holding company. The operating subsidiaries of Assured Guaranty Ltd. provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries, including MAC, can be found at AssuredGuaranty.com.

Robert Tucker, 212-339-0861
Senior Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com